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                                                                    EXHIBIT 99.1


[LOGO] 7 UP
       RC     BOTTLING COMPANY
              of Southern California, Inc.
                                              3220 East 26th Street
                                              Los Angeles, California 90023-4298
                                              Telephone (213) 268-7779

SEVEN-UP/RC BOTTLING COMPANY OF SOUTHERN CALIFORNIA, INC.
CONSUMMATES SALE OF PUERTO RICO SUBSIDIARY

Vernon, California. July 2, 1996 - - Seven-Up/RC Bottling Company of Southern California, Inc. announced that it consummated the sale of the stock of its Puerto Rico subsidiary, Seven-Up/RC Bottling Company of Puerto Rico, Inc., to an investor group led by Center Street Capital Partners, L.P. of Little Rock, Arkansas, and including certain members of the current management of Seven-Up/RC Puerto Rico, for approximately $74 million. As previously announced, the net proceeds from the sale of the Puerto Rico subsidiary that are expected to be distributed pursuant to the Company's First Amended Plan of Reorganization to holders of the Company's 11.5% Senior Secured Notes due 1999 ($140 million principal amount) is $55 million. The bankruptcy court has scheduled a confirmation hearing on the Company's First Amended Plan of Reorganization for August 2, 1996.

Seven-Up/RC Bottling Company of Southern California, Inc. is one of the largest independent manufacturers and distributors of beverage products in the United States, with annual sales (exclusive of its Puerto Rico subsidiary) of $314 million in the fiscal year ending December 31, 1995.

Inquiries should be directed to Edward Whiting of Whitman Heffernan Rhein & Co., financial advisor to Seven-Up/RC Bottling Company of Southern California, Inc. (213-267-6233).